Exhibit 10.6

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 14, 2013 (the “Effective Date”), by and among Venkatesan Vaidhyanathan, Meera Nagarajan, Sridhar Kalyanasundaram, Vijaya Bhaskar Venkatesan & Nithya Vijaya Baskar (“Seller”), and KM Wedding Events Management, Inc., a Delaware corporation (“Purchaser”). Seller and Purchaser are sometimes referred to herein individually as the “Party” or collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, Seller presently owns Three Million One Hundred and Fifty Thousand (3,150,000) shares of KM Matrimony Pvt. Ltd., a company established under the laws of India (“KM Matrimony”);

WHEREAS, the Seller wishes to sell Three Million One Hundred and Fifty Thousand (3,150,000) shares of KM Matrimony common stock (the “KM Matrimony Shares”) to the Purchaser, and the Purchaser desires to purchase the KM Matrimony Shares from Seller, as provided for in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties to this Agreement hereby agree as follows:

A G R E E M E N T

1. Stock Purchase; Closing; Payment.

(a) Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase by the Closing Dates (as defined below) and Seller agrees to sell and issue to Purchaser a total amount of Three Million One Hundred Fifty Thousand (3,150,000) shares of the common stock of KM Matrimony at a purchase price per share as set forth below and which shall be payable in the following tranches:

(i) Tranche A: Purchaser shall purchase from Seller and Seller shall sell to Purchaser One Million One Hundred and Fifty Thousand (1,150,000) shares of the KM Matrimony Shares at the purchase price of Rs 11 per share (“Tranche A” or “Tranche A Shares”);

(ii) Tranche B: Purchaser shall purchase from Seller and Seller shall sell to Purchaser Two Million (2,000,000) shares of the KM Matrimony Shares at a purchase price equal to the fair market value of the KM Matrimony Shares at the time of purchase (“Tranche B” or “Tranche B Shares”);

(b) Subject to the satisfaction (or waiver) of the conditions thereto set forth in Section 2, 3 and 4 below, the date and time of the sale, delivery of certificates representing the KM Matrimony Shares and other transactions contemplated by this Agreement (collectively referred to herein as the “Closing”) shall occur as follows:

(i)	Tranche A Closing: The closing of Tranche A (the “Tranche A Closing”) shall occur no later than One Hundred (100) days from the Effective Date, or such other mutually agreed upon time (the “Tranche A Closing Date”); and

(ii)	Tranche B Closing The closing of Tranche B (the “Tranche B Closing”) shall occur no later than 3 years from the Effective Date, or such other mutually agreed upon time (the “Tranche B Closing Date”). All shares purchased under Tranche B shall be subject to a Lock-Up Period, as herein defined, for a period of three (3) years commencing on the Effective Date or such other mutually agreed upon time.

(c) Payment of the KM Matrimony Shares shall be made by wire transfer of funds to the Seller, as per annexure.

(d) All KM Matrimony Shares when conveyed, transferred and sold pursuant to the Section 1(a) shall be deemed fully paid and non-assessable shares, and Purchaser shall have all rights of a stockholder with respect thereto, including the right to vote, receive dividends (including stock dividends), participate in stock splits or other recapitalizations, and exchange such shares in a merger, consolidation or other reorganization.

(e) All shares purchased under Tranche B shall be subject to a Lock-Up Period as follows:

(i)	The Purchaser hereby agrees that from the period commencing on the Effective

Date and expiring Three (3) years after the Effective Date (the “Lock-Up Period”), the Seller will not, directly or indirectly, on his, her or its own behalf, or on behalf of entities, family members or trusts affiliated with or controlled by him, her or it, offer, sell, agree to offer or sell, solicit offers to purchase, any Tranche B Shares;

(ii) The Seller hereby authorizes KM Matrimony during the Lock-Up Period to cause any transfer agent for the Tranche B Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records, consistent with the terms of this Agreement, relating to, Tranche B Shares for which the Seller is the record holder and, in the case of the Tranche B Shares for which the Seller is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, its share of the Tranche B Shares.

2. Seller’s Representations.

(a) Seller has the capacity to enter into this Agreement, consummate the sale of the KM Matrimony Shares and to comply with the terms, conditions and provisions of this Agreement. This Agreement constitutes the valid and binding obligations of Seller, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

(b) Neither the execution of this Agreement executed by Seller nor the consummation of the sale of the KM Matrimony Shares will (i) result in the breach of any term or provision of, constitute a default under, or accelerate or change the performance otherwise required under, any agreement (including any loan agreement or promissory note), indenture, instrument, order, law or regulation to which Seller is a party or by which Seller is bound or (ii) require the approval, consent, waiver, authorization or act of, or the making by Seller of, any declaration, filing or registration with, any third party or any governmental authority.

(c) The KM Matrimony Shares are free and clear of all liens, restrictions and other encumbrances. Seller is not a party to any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any of the KM Matrimony Shares.

(d) Seller acknowledges that it is not relying upon any person, firm or corporation, in making its decision to sell the KM Matrimony Shares to the Purchaser. Seller further acknowledges that it understands it is possible that the KM Matrimony Shares could appreciate in value considerably in the near term or otherwise in the future and notwithstanding such possibility the Seller desires to sell the KM Matrimony Shares. Seller agrees that the Purchaser or its respective controlling persons, officers, directors, partners, agents, or employees shall not be liable to Seller for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the sale of the KM Matrimony Shares.

3. Purchaser’s Representations.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

(b) Purchaser has the capacity to enter into this Agreement, consummate the purchase of the KM Matrimony Shares and to comply with the terms, conditions and provisions of this Agreement. This Agreement constitutes the valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

4. Conditions to the Closing. The obligations of Purchaser to purchase the KM Matrimony Shares under this Agreement are subject to the fulfillment, by Seller on or before the Tranche A Closing Date and the Tranche B Closing Date (collectively herein referred to as the “Closing Dates”), respectively, of each of the following conditions, unless otherwise waived:

(a) Representations and Warranties. The representations and warranties of the Seller contained in Sections 2 and 4 hereof shall be true on and as of the Closing Dates.

(b) Delivery of Stock Certificate, Stock Power and Medallion Guarantee. The Seller shall deliver to Purchaser a stock certificate evidencing the ownership of the KM Matrimony Shares and a duly executed medallion guaranteed stock power in favor of the Purchaser covering the KM Matrimony Shares.

5. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

6. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

7. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

If to the Seller, to:

Attn: Mr. Venkatesan Vaidhyanathan

No. 6/1, Ramaswamy Street,

T.Nagar, Chennai – 600017, India

With a copy to (which copy shall not constitute notice):

Zouvas Law Group, P.C.

2368 Second Avenue

San Diego, CA 92101

Attn: Luke C. Zouvas, Esq.

If to the Purchaser, to:

KM Wedding Events Management, Inc.

Attn: Suresh Venkatachari

5160 Grayhawk Ln.

Dublin, California 94568

With a copy to (which copy shall not constitute notice):

Zouvas Law Group, P.C.

2368 Second Avenue

San Diego, CA 92101

Attn: Luke C. Zouvas, Esq.

10. Amendments and Waivers. Except as otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

11. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

12. Entire Agreement. This Agreement, and any and all documents referred to herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the date first above written.

KM Wedding Events Management, Inc.

“Purchaser”

/s/ Suresh Venkatachari

By: Suresh Venkatachari

Its: Director

“Seller”

/s/ Venkatesan Vaidhyanathan

By: Venkatesan Vaidhyanathan

/s/ Meera Nagarajan

By: Meera Nagarajan

/s/ Vijaya Bhaskar Venkatesan

By: Vijaya Bhaskar Venkatesan

/s/ Sridhar Kalyanasundaram

By: Sridhar Kalyanasundaram

/s/ Nithya Vijaya Baskar

By: Nithya Vijaya Baskar